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                                                                   EXHIBIT 3.1.2

                          CERTIFICATE OF AMENDMENT OF

                        CERTIFICATE OF INCORPORATION OF

                          NATUS MEDICAL INCORPORATED

     Natus Medical Incorporated, a corporation organized and existing under the laws of Delaware (the "Company"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY as follows:

     FIRST: The Certificate of Incorporation, as amended, of the Company is hereby amended by deleting ARTICLE IV, Section 5(d)(i)(4)(B) thereof in its present form and substituting therefor a new ARTICLE IV, Section 5(d)(i)(4)(B) in the following form:

               "(B) up to 3,143,482 shares of Common Stock issued to officers, directors, and employees of, and consultants to, the corporation to be designated and approved by the Board of Directors;"

     SECOND: The amendment of the Certificate of Incorporation of the Company set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL by (a) the Board of Directors of the Company having duly adopted a resolution setting forth such amendment and declaring its advisability and submitting it to its shareholders for approval and (b) the stockholders of the Company having duly adopted such amendment by written consent.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by Tim C. Johnson, its President and Secretary, and attested by William H. Lawrenson, its Assistant Secretary, this ____ day of February, 2001.


Date: February __, 2001

                                    ________________________________________
                                    Tim C. Johnson, President and Secretary

ATTEST:

By:___________________________________________
   William H. Lawrenson, Assistant Secretary